Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 02:28 PM 11/30/2009 FILED 02:28 PM 11/30/2009 SRV 091052814 - 4755874 FILE

CERTIFICATE OF INCORPORATION

OF

BUMBLE BEE CAPITAL CORP.

1. Name. The name of the Corporation is Bumble Bee Capital Corp.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $0.01 per share.

5. Incorporator. The name and mailing address of the incorporator are Marian T. Ryan, Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2808.

6. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10. Miscellaneous. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: November 30, 2009
/s/ Marian T. Ryan
Marian T. Ryan, Incorporator

STATE OF DELAWARE

CORPORATE NAME RESERVATION

CANCELLATION APPLICATION

PURSUANT TO TITLE 8, SECTION 102

OF THE DELAWARE CODE

TO:	THE SECRETARY OF STATE OF THE STATE OF DELAWARE

WE RESERVED THE FOLLOWING CORPORATE NAME FOR A PERIOD OF 120 DAYS:

BUMBLE BEE CAPITAL CORP. (Reservation # 4755874)

(list name reserved here)

THE APPLICATION FOR RESERVATION WAS FILED IN YOUR OFFICE ON THE 20th DAY OF November, 2009 A.D.

PLEASE CANCEL THE NAME RESERVATION.

IT IS OUR UNDERSTANDING THAT THE CHARGE FOR CANCELING THIS RESERVATION IS $75.00.

BY:	THE CORPORATION TRUST COMPANY
Signature of Applicant

Name:	/s/ Margaret E. Routzahn
Print or Type Name